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                                                                    EXHIBIT 99.1

                                  RISK FACTORS

      RISK FACTORS RELATING TO ESTABLISHING OUR COMPANY AS INDEPENDENT FROM
                                  U.S. BANCORP

WE MAY EXPERIENCE INCREASED COSTS RESULTING FROM DECREASED PURCHASING POWER AND SIZE COMPARED TO THAT PREVIOUSLY PROVIDED BY OUR ASSOCIATION WITH U.S. BANCORP.

         Following our spin-off from U.S. Bancorp, we are a smaller and more focused company, and there is no guarantee that we will have access to technological, administrative, financial, insurance and other resources that are comparable to, or on as favorable terms and prices as, those previously available to us as a part of U.S. Bancorp.

WE COMPETE WITH U.S. BANCORP WITH RESPECT TO CLIENTS WE BOTH SERVICED PRIOR TO OUR SPIN-OFF FROM U.S. BANCORP AND MAY NOT BE ABLE TO RETAIN THESE CLIENTS.

         Since U.S. Bancorp acquired our predecessor company in 1998, we generally operated independently of U.S. Bancorp's other operations in respect of client services. For example, a client of U.S. Bancorp would not be entitled to receive our services unless he or she also opened an account with us, and vice versa. Accordingly, we do not expect our clients to experience any significant disruption in services as a result of the spin-off. However, we were able to marginally increase our client base by reason of our affiliation with U.S. Bancorp. Moreover, both U.S. Bancorp and we provide services to private individuals and to corporate clients in the middle market sales fixed income area, and we both compete for clients and business in this area and possibly others. We cannot assure you that the clients we gained as a result of being affiliated with U.S. Bancorp or our private individuals and corporate clients in the middle market sales fixed income area will not move some or all of their existing business from us to U.S. Bancorp or another third party. Loss of a significant portion of these clients will negatively impact our results of operations.

THE CONTINUED OWNERSHIP OF U.S. BANCORP COMMON STOCK AND OPTIONS BY OUR EXECUTIVE OFFICERS AND SOME OF OUR DIRECTORS WILL CREATE, OR WILL APPEAR TO CREATE, CONFLICTS OF INTEREST.

         Because of their former positions with U.S. Bancorp, substantially all of our executive officers, including our chairman and chief executive officer and our vice chairman, and some of our directors own U.S. Bancorp common stock and options to purchase U.S. Bancorp common stock. While these holdings in the aggregate are insubstantial in relation to U.S. Bancorp's total common shares outstanding, the individual holdings of U.S. Bancorp stock and options that remained with U.S. Bancorp after the spin-off may be significant for some of these persons compared to that person's total assets. Even though our board of directors consists of a majority of directors who are independent from both U.S. Bancorp and our company, ownership of U.S. Bancorp common stock and U.S. Bancorp options by our directors and officers will create, or appear to create, conflicts of interest when these directors and officers are faced with decisions that could have different implications for U.S. Bancorp than they do for us. For example, our officers and directors who hold U.S. Bancorp stock may appear to have a conflict of interest in the event that we advise a company in connection with a restructuring of its debt obligations where U.S. Bancorp is a significant creditor or in the event that we enter into financing arrangements with U.S. Bancorp.

WE HAVE AGREED TO CERTAIN RESTRICTIONS TO PRESERVE THE TAX TREATMENT OF THE SPIN-OFF, WHICH WILL REDUCE OUR STRATEGIC AND OPERATING FLEXIBILITY.

         U.S. Bancorp obtained an opinion from Wachtell, Lipton, Rosen & Katz, its special counsel, to the effect that the spin-off qualifies as a transaction that is generally tax-free under Sections 355 and/or 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended. Current tax law generally creates a presumption that the spin-off would be taxable to U.S. Bancorp but not to its shareholders if we engage in, or enter into an agreement to engage in, a transaction that would result in a 50 percent or greater change by vote or by value in our stock ownership during the four-year period beginning on the date


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that begins two years before the spin-off date, unless it is established that the transaction is not pursuant to a plan or series of transactions related to the spin-off.

         Temporary U.S. Treasury regulations currently in effect generally provide that whether an acquisition transaction and a spin-off are part of a plan is determined based on all of the facts and circumstances, including but not limited to those specific factors listed in the regulations. In addition, the regulations provide several "safe harbors" for acquisition transactions that are not considered to be part of a plan.

         Under the tax sharing agreement entered into between U.S. Bancorp and us, generally we may not (1) take or fail to take any action that would cause any representations, information or covenants in the separation documents or documents relating to the opinion to be untrue, (2) take or fail to take any action that would cause the spin-off to lose its tax-free status, (3) sell, issue, redeem or otherwise acquire our equity securities or equity securities of members of our group except in certain specified transactions for a period of two years following the spin-off, and (4) sell or otherwise dispose of a substantial portion of our assets, liquidate, merge or consolidate with any other person for a period of two years following the spin-off. During that two-year period, we may take certain actions prohibited by these covenants if we provide U.S. Bancorp with an Internal Revenue Service ruling or an unqualified opinion of counsel to the effect that these actions will not affect the tax-free nature of the spin-off. During the two-year period, these restrictions could substantially limit our strategic and operational flexibility, including our ability to finance our operations by issuing equity securities, make acquisitions using equity securities, repurchase our equity securities, raise money by selling assets or enter into business combination transactions.

WE HAVE AGREED TO INDEMNIFY U.S. BANCORP FOR TAXES AND RELATED LOSSES RESULTING FROM ANY ACTIONS WE TAKE THAT CAUSE THE SPIN-OFF TO FAIL TO QUALIFY AS A TAX-FREE TRANSACTION.

         We have agreed to indemnify U.S. Bancorp for any taxes and related losses (including any applicable interest and penalties, all related accounting, legal and other professional fees, all related court costs and all costs, expenses and damages associated with related shareholder litigation or controversies and any amount paid in respect of the liability of shareholders) resulting from (1) any act or failure to act described in the covenants above,
(2) any acquisition of equity securities or assets of Piper Jaffray or any member of its group, and (3) any breach by Piper Jaffray or any member of its group of certain of our representations in the separation documents between U.S. Bancorp and us or documents relating to the opinion notwithstanding the receipt of an Internal Revenue Service ruling or an unqualified opinion of counsel. The amount of any indemnification payments could be substantial. The amount of U.S. Bancorp's taxes for which we are agreeing to indemnify U.S. Bancorp will be based on the excess of the aggregate fair market value of our stock over U.S. Bancorp's tax basis in our stock.

THE SEPARATION AND DISTRIBUTION AGREEMENT ENTERED INTO BETWEEN U.S. BANCORP AND US CONTAINS CROSS-INDEMNIFICATION OBLIGATIONS OF U.S. BANCORP AND US THAT EITHER PARTY MAY BE UNABLE TO SATISFY.

         The separation and distribution agreement provides, among other things, that we will generally indemnify U.S. Bancorp, among other things, against claims relating to or arising out of our business before and after the spin-off and any losses suffered by U.S. Bancorp from our breach of the separation and distribution agreement. In addition, U.S. Bancorp has agreed to indemnify us in an amount up to $17.5 million for losses resulting from third-party claims relating to research analyst independence and certain exercises of U.S. Bancorp options in connection with the spin-off and from regulatory investigations regarding the allocation of IPO shares to directors and officers of existing or potential investment banking clients, mutual fund practices known as late trading or market timing and mutual fund marketing and compensation arrangements. Accordingly, except for that limited indemnity by U.S. Bancorp, we will be responsible for actions of our business prior to the spin-off, including in respect of discontinued or disposed of operations of our business. Similarly, U.S. Bancorp has agreed to indemnify us, among other things, against claims relating to or arising out of the businesses retained by U.S. Bancorp, and any losses suffered by us arising from its breach of the separation and distribution agreement.

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         The ability of either U.S. Bancorp or us to collect under these indemnity provisions depends on the financial position of the indemnifying party. For example, persons may seek to hold us responsible for liabilities of the businesses retained by U.S. Bancorp. Although U.S. Bancorp has agreed to indemnify us for these liabilities under the separation and distribution agreement, if these liabilities are significant and we are held liable for them, we cannot assure you that we will be able to recover the full amount of those losses from U.S. Bancorp should it be financially unable to perform under its indemnification obligations.

                      RISK FACTORS RELATING TO OUR BUSINESS

DEVELOPMENTS IN MARKET AND ECONOMIC CONDITIONS HAVE IN THE PAST ADVERSELY AFFECTED, AND MAY IN THE FUTURE ADVERSELY AFFECT, OUR BUSINESS AND PROFITABILITY.

         As we are a securities firm, conditions in the financial markets and the economy generally have a direct and material impact on our results of operations and financial condition. Uncertain or unfavorable market or economic conditions adversely affect our business. For example, we have been operating in a low or declining interest rate market for the past several years. Increasing or high interest rates, especially if such changes are rapid, may create a less favorable environment for certain of our businesses, particularly our fixed income business. Further, our investment banking revenue, in the form of underwriting discounts and financial advisory fees, is directly related to the volume and value of the transactions in which we are involved. In an environment of uncertain or unfavorable market or economic conditions, the volume and size of capital-raising transactions and acquisitions and dispositions typically decrease, thereby reducing the demand for our investment banking services and increasing price competition among financial services companies seeking such engagements. A downturn in the financial markets also may result in a decline in the volume and value of trading transactions and, therefore, to a decline in the revenue we receive from commissions on the execution of trading transactions and, in respect of our market-making activities, a reduction in the value of our trading positions and commissions and spreads.

         Our Private Client Services revenue generated from commissions and fees and net interest on margin loan balances may decline if a market downturn results in decreased transactions or a decrease in assets under management. In addition, many of our Private Client Services clients are, and have historically been, concentrated in the midwestern states of the United States and, to a lesser extent, the mountain and western states. Accordingly, our Private Client Services revenue is derived primarily from our individual investor clients in these regions. Because of this concentration, a significant downturn in the economy in any of these regions independent of general economic and market conditions could materially and adversely affect our overall Private Client Services business.

         Our Capital Markets business focuses primarily on the consumer, financial institutions, health care and technology industries. Such industries may experience a downturn independently of general economic and market conditions, or may face market conditions that are disproportionately worse than those impacting the economy and markets generally, which may adversely affect our business. In addition, block trades are increasingly being effected without an opportunity for us to pre-market the transaction. This increases the risk that we may be unable to resell the purchased securities at favorable prices, and concentration of risk may result in losses to us even when economic and market conditions are generally favorable for others in our industry.

         Furthermore, recent financial bankruptcies and restatements at multiple public companies have called into question the integrity of the capital markets in general. In our experience, these scandals and related governmental initiatives, such as the Sarbanes-Oxley Act of 2002 and the corporate governance rules and rule proposals issued by the Securities and Exchange Commission, the New York Stock Exchange, Inc. and the National Association of Securities Dealers, have diverted the attention of management of many clients away from capital markets transactions, such as mergers and acquisitions and securities offerings.

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         Our profitability may be adversely affected by our fixed costs and the possibility that we will be unable to scale back other costs in a time frame to match any decreases in revenue relating to changes in market and economic conditions.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH OTHER COMPANIES IN THE FINANCIAL SERVICES INDUSTRY.

         The financial services industry is extremely competitive and our overall business will be adversely affected if we are unable to compete successfully. We compete generally on the basis of such factors as quality of advice and service, reputation, price, product selection and financial resources. In recent years, we have experienced significant price competition in areas of our business including pressure on debt underwriting discounts, as well as trading spreads and commissions. We believe that price competition in these and other areas will continue as some of our competitors seek to obtain market share by reducing fees, commissions or spreads. Many of these competitors are larger than our company, have greater financial resources and may be more willing to engage in lending activities to businesses in connection with the provision of financial advisory services.

         Further, consolidation in the financial services industry fostered in part by changes in the regulatory framework in the United States also has increased competition, bolstering the capital base and geographic reach of some of our competitors. Examples of such consolidation in recent years include HSBC Holdings plc's acquisition of Household International, Inc. in 2002, Royal Bank of Canada's acquisition of Tucker Anthony Sutro in 2001, First Union Corporation's merger with Wachovia Corporation in 2001 and Chase Manhattan Corporation's acquisition of Hambrecht & Quist Group in 1999. Finally, the emergence of alternative trading systems via the Internet and other mediums through which securities and futures transactions are effected has increased competition. It appears that this trend toward using alternative trading systems is continuing to grow, which may adversely affect our commission and trading revenue, reduce our participation in the trading markets and our ability to access market information and result in the creation of new and stronger competitors.

         We also face intense competition for qualified employees from businesses in the financial services industry. The performance of our business is highly dependent upon our ability to attract and retain highly skilled and motivated employees. For example, the primary sources of revenue in our Private Client Services business are commissions and fees earned on customer accounts managed by our financial advisors, who are regularly recruited by other firms and are able to change firms and take their client relationships with them. We found that the market downturn and speculation prior to the spin-off regarding our future increased competition for our Private Client Services financial advisors, and resulted in some attrition. Particularly, given the relatively small size of both our company and our employee base compared to some of our competitors and the geographic locations in which we operate, the performance of our business may be adversely affected to the extent we are unable to attract and retain our employees effectively.

OUR UNDERWRITING AND MARKET-MAKING ACTIVITIES MAY PLACE OUR CAPITAL AT RISK.

         We may incur losses and be subject to reputational harm to the extent that, for any reason, we are unable to sell securities we purchased as an underwriter at the anticipated price levels. In addition, as an underwriter, we are subject to heightened standards regarding liability for material misstatements or omissions in prospectuses and other offering documents relating to offerings we underwrite. As a market maker, we may own large positions in specific securities. These undiversified holdings concentrate the risk of market fluctuations and may result in greater losses than would be the case if our holdings were more diversified.

AN INABILITY TO READILY DIVEST OR TRANSFER TRADING POSITIONS MAY RESULT IN FINANCIAL LOSSES TO OUR BUSINESS.

         Timely divestiture or transfer of our trading positions can be impaired by decreased trading volume, increased price volatility, concentrated trading positions, limitations on the ability to transfer positions in highly specialized or structured transactions to which we may be a party and changes in industry and government regulations. Our reliance on timely divestiture or transfer increases our

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vulnerability to price fluctuations or losses, since we may be forced to remain in a position longer than we anticipated if, for example, trading volume in that security declines due to significant company specific, market or geopolitical events.

USE OF DERIVATIVE INSTRUMENTS AS PART OF OUR RISK MANAGEMENT TECHNIQUES MAY PLACE OUR CAPITAL AT RISK, WHILE OUR RISK MANAGEMENT TECHNIQUES THEMSELVES MAY NOT FULLY MITIGATE OUR MARKET RISK EXPOSURE.

         Our Capital Markets business may use futures, options and swaps to hedge inventory. We do not use derivative instruments for speculative purposes. Our fixed income area manages a portfolio of interest rate swaps that hedge the residual cash flows resulting from a tender option bond program. Our fixed income area also provides swaps and other interest rate hedging products to institutional investors. Derivative products provided to customers are hedged. However, there are risks inherent in our use of these products, including counterparty exposure and termination risk. Counterparty exposure refers to the risk that the amount of collateral in our possession on any given day may not be sufficient to fully cover the current value of the swaps if a counterparty were to suddenly default. This risk exists despite the fact that all of our swaps are collateralized. Termination risk refers to risks associated with swaps used in connection with the tender option bond program, where changes in the value of the swaps may not mirror changes in the value of the cash flows they are hedging. It is possible that losses may occur from our current exposure to derivative and interest rate hedging products and expected increasing use of these products in the future.

         We continue to refine our risk management techniques, strategies and assessment methods on an ongoing basis. However, our risk management techniques and strategies may not be fully effective in mitigating our risk exposure in all economic market environments or against all types of risk, including risks that we fail to identify or anticipate. Some of our strategies for managing risk are based upon our use of observed historical market behavior. We apply statistical and other tools to these observations to quantify our risk exposure. Any failures in our risk management techniques and strategies to accurately quantify our risk exposure could limit our ability to manage risks. In addition, any risk management failures could cause our losses to be significantly greater than the historical measures indicate. Further, our quantified modeling does not take all risks into account. Our more qualitative approach to managing those risks could prove insufficient, exposing us to material unanticipated losses.

AN INABILITY TO ACCESS CAPITAL READILY OR ON TERMS FAVORABLE TO US COULD IMPAIR OUR ABILITY TO FUND OPERATIONS AND COULD JEOPARDIZE OUR FINANCIAL CONDITION.

         Ready access to funds is essential to our business. In the future we may need to incur debt or issue equity in order to fund our working capital requirements, as well as to make acquisitions and other investments. In addition to maintaining a cash position, we rely on bank financing as well as other funding sources such as the repurchase and securities lending markets for funds. Our access to funding sources could be hindered by many factors. Those factors that are specific to our business include the possibility that lenders could develop a negative perception of our long-term or short-term financial prospects if we incurred large trading losses or if the level of our business activity decreased due to a market downturn. Similarly, our access to funds may be impaired if regulatory authorities took significant action against us, or if we discovered that one of our employees had engaged in serious unauthorized or illegal activity.

OUR TECHNOLOGY SYSTEMS ARE CRITICAL COMPONENTS OF OUR OPERATIONS, AND FAILURE OF THOSE SYSTEMS MAY DISRUPT OUR BUSINESS, CAUSE FINANCIAL LOSS AND CONSTRAIN OUR GROWTH.

         We typically transact thousands of securities trades on a daily basis across multiple markets. Our data processing, financial, accounting and other technology systems are essential to this task. A system malfunction impeding the processing of our clients' transactions could result in financial loss, liability to clients, regulatory intervention and constraints on our ability to grow. We outsource a substantial portion of our critical data processing activities, including trade processing and back office data processing. For example, we have entered into contracts with Thomson Financial, Inc. pursuant to which Thomson Financial handles our trade and back office processing, and Unisys Corporation, pursuant to which Unisys supports our data center and network management technology needs. We also contract with other third

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parties for our market data services, which constantly broadcast news, quotes, analytics and other relevant information to our employees. We contract with other vendors to produce and mail our customer statements. In the event that any of these service providers fails to adequately perform such services or that the relationship between that service provider and us is terminated, we may experience a significant disruption in our operations, including our ability to timely and accurately process our clients' transactions or maintain complete and accurate records of those transactions.

         Adapting or developing our technology systems to meet new regulatory requirements, client needs and industry demands also is critical for our business. The growth of the Internet and the introduction of new technologies present new challenges on a regular basis. We have an ongoing need to upgrade and improve our various technology systems, including our data processing, financial, accounting and trading systems. This need could present operational issues or require significant capital spending. It also may require us to make additional investments in technology systems and may require us to reevaluate the value and/or expected useful lives of our current technology systems, which could negatively impact our results of operations.

         Secure processing, storage and transmission of confidential and other information in our computer systems and networks also is critically important to our business. We take protective measures and endeavor to modify them as circumstances warrant. However, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code, and other events that could have a security impact. If one or more of such events occur, this potentially could jeopardize our or our clients' or counterparties' confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients', our counterparties' or third parties' operations. We may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us.

OUR BUSINESS IS SUBJECT TO EXTENSIVE REGULATION THAT LIMITS OUR BUSINESS ACTIVITIES, AND A SIGNIFICANT REGULATORY ACTION AGAINST OUR COMPANY MAY HAVE A MATERIAL ADVERSE FINANCIAL EFFECT OR CAUSE SIGNIFICANT REPUTATIONAL HARM TO OUR COMPANY.

         As a participant in the financial services industry, we are subject to complex and extensive regulation of many aspects of our business by U.S. federal and state regulatory agencies, securities exchanges and other self-regulatory organizations and by foreign governmental agencies, regulatory bodies and securities exchanges. Generally, the requirements imposed by our regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us. These requirements are not designed to protect our shareholders. Consequently, these regulations often serve to limit our activities, through net capital, customer protection and market conduct requirements and restrictions on the businesses in which we may operate or invest. Compliance with many of these regulations entails a number of risks, particularly in areas where applicable regulations may be unclear. In addition, regulatory authorities in all jurisdictions in which we conduct business may intervene in our business and we and our employees could be prohibited from engaging in some of our business activities, fined or otherwise disciplined for violations.

         With the integrity of the financial markets being called into question, the current environment poses heightened risk of regulatory action, which could adversely affect our ability to conduct our business or could result in fines or reputational damage to our company. For example, regulatory authorities have recently focused intense scrutiny on research analysts' interaction with investment banking departments at securities firms. This scrutiny has led to increased restrictions on the interaction between research analysts and investment banking departments at securities firms. In addition, we and several other securities firms have reached settlement agreements with certain federal and state securities regulators and self-regulatory organizations to resolve investigations into equity research and its relationship to investment banking. Certain of these restrictions could adversely impact our businesses, at least in the short-term. This issue and others that face the financial services industry are complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with them.

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         Moreover, new laws or regulations or changes in the interpretation or enforcement of existing laws or regulations may also adversely affect our business. For example, the Sarbanes-Oxley Act and the rules and rule proposals of the SEC, the NYSE and the NASD necessitate significant changes to corporate governance and public disclosure. These provisions generally apply to companies with securities listed on U.S. securities exchanges and some provisions apply to non-U.S. issuers with securities traded on U.S. securities exchanges. To the extent that private companies forgo initial public offerings, non-U.S. issuers decline to list their securities in the United States or undertake merger or acquisition transactions, in order to avoid being listed in the United States and subject to these regulations, or companies fail to undertake merger or acquisition transactions due to such provisions, our business may be adversely affected.

REGULATORY CAPITAL REQUIREMENTS MAY ADVERSELY AFFECT OUR ABILITY TO EXPAND OR MAINTAIN PRESENT LEVELS OF OUR BUSINESS OR IMPAIR OUR ABILITY TO MEET OUR FINANCIAL OBLIGATIONS.

         We are subject to the SEC's uniform net capital rule, Rule 15c3-1, and the net capital rule of the NYSE, which may limit our ability to make withdrawals of capital from Piper Jaffray & Co., our broker dealer subsidiary. The uniform net capital rule sets the minimum level of net capital a broker dealer must maintain and also requires that a portion of its assets be relatively liquid. The NYSE may prohibit a member firm from expanding its business or paying cash dividends if resulting net capital falls below its requirements. Our London-based broker dealer subsidiary is also subject to similar limitations under United Kingdom laws. As Piper Jaffray Companies is a holding company, we depend on dividends, distributions and other payments from our subsidiaries to fund dividend payments, if any, and to fund all payments on our obligations, including any debt obligations. These regulatory restrictions may impede access to funds that Piper Jaffray Companies needs to make payments on obligations, including debt obligations, or dividend payments. In addition, underwriting commitments require a charge against net capital and, accordingly, our ability to make underwriting commitments may be limited by the requirement that we must at all times be in compliance with the applicable net capital regulations. Piper Jaffray & Co. also is subject to certain notification requirements related to withdrawals of excess net capital.

OUR EXPOSURE TO LEGAL LIABILITY IS SIGNIFICANT, AND COULD LEAD TO SUBSTANTIAL DAMAGES AND RESTRICTIONS ON OUR BUSINESS GOING FORWARD.

         We face significant legal risks in our businesses and the volume and amount of damages claimed in litigation, arbitrations, regulatory enforcement actions and other adversarial proceedings against financial services firms are increasing. These risks include potential liability under securities laws and regulations in connection with our investment banking and other corporate finance transactions. Further, companies in our industry are increasingly exposed to claims for recommending investments that are not consistent with a client's investment objectives or engaging in unauthorized or excessive trading. Our experience has been that adversarial proceedings against financial services firms typically increase in a market downturn. We are also subject to claims from disputes with our employees and our former employees under various circumstances. In addition, legal or regulatory matters involving our directors, officers or employees in their individual capacities may create exposure for us because we may be obligated or may choose to indemnify the affected individuals against liabilities and expenses they incur in connection with such matters to the extent permitted under applicable law. In addition, like other financial services companies, we may face the possibility of employee fraud or misconduct. The precautions we take to prevent and detect this activity may not be effective in all cases and we cannot assure you that we will be able to deter or prevent fraud or misconduct. Exposures from and expenses incurred related to any of the foregoing actions or proceedings could have a negative impact on our results of operations, financial condition and credit rating.

WE MAY SUFFER LOSSES IF OUR REPUTATION IS HARMED.

         Our ability to attract and retain customers and employees may be adversely affected to the extent our reputation is damaged. If we fail to deal, or appear to fail to deal, with various issues that may give rise to reputational risk, we could harm our business prospects. These issues include, but are not limited to, appropriately dealing with potential conflicts of interest, legal and regulatory requirements, ethical issues,

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money-laundering, privacy, record-keeping, sales and trading practices and the proper identification of the legal, reputational, credit, liquidity and market risks inherent in our products. Failure to appropriately address these issues could also give rise to additional legal risk to us, which could, in turn, increase the size and number of claims and damages asserted against us or subject us to regulatory enforcement actions, fines and penalties.

PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND OF DELAWARE LAW MAY PREVENT OR DELAY AN ACQUISITION OF OUR COMPANY, WHICH COULD DECREASE THE MARKET VALUE OF OUR COMMON STOCK.

         Our certificate of incorporation and bylaws and Delaware law contain provisions that are intended to deter abusive takeover tactics by making them unacceptably expensive to the raider and to encourage prospective acquirors to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include a classified board of directors and limitations on actions by our shareholders by written consent. In addition, our board of directors has the right to issue preferred stock without shareholder approval, which could be used to dilute the stock ownership of a potential hostile acquiror. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15 percent or more of our outstanding common stock. We adopted a rights agreement in connection with the spin-off, which would impose a significant penalty on any person or group that acquires 15 percent or more of our outstanding common stock without the approval of our board of directors. We believe these provisions protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal, and are not intended to make our company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that our board of directors determines is not in the best interests of our company and our shareholders.

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